Exhibit 99.1
Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Holdings, Ltd. Announces Sale of Shares
By Edward J. Noonan, Validus Group Chairman and Chief Executive Officer

PEMBROKE, Bermuda, December 12, 2016 - Validus Holdings, Ltd. (the "Company") announced today that the Company's Chairman and Chief Executive Officer Edward J. Noonan has sold 273,000 shares of the Company's common stock in open market transactions for the purpose of satisfying outstanding tax related obligations due as a result of the exercise of expiring options and warrants during the 2015 tax year.

Commenting on the sale, Mr. Noonan stated, "Since the founding of the Company, I have not sold a single share of Validus stock and it would be my strong preference not to. I have done so now solely for liquidity purposes in order to pay tax obligations."

About Validus Holdings, Ltd.

Validus Holdings, Ltd. ("Validus") is a holding company for reinsurance and insurance operating companies and investment advisors including Validus Reinsurance, Ltd. (“Validus Re”), Talbot Underwriting Ltd. (“Talbot”), Western World Insurance Group, Inc. (“Western World”) and AlphaCat Managers, Ltd. (“AlphaCat”).

Validus Re is a Bermuda based reinsurer focused on treaty reinsurance. Talbot is a specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. Western World is a U.S. specialty lines insurance company focused on excess and surplus lines. AlphaCat is a Bermuda based investment adviser managing capital for third parties and Validus in insurance linked securities and other property catastrophe and specialty reinsurance investments.
Contacts:
Investors:
Validus Holdings, Ltd.
investor.relations@validusholdings.com
+1-441-278-9000
or
Media:
Brunswick Group
Mustafa Riffat / Charlotte Connerton
+1-212-333-3810